NewBridge Global Ventures Announces Sale of Marijuana Operations in Strategic Shift to Focus on Processing & Extraction of Hemp

Corporate Goal to become World Leading Supplier of CBD Products

Orem, UT, December 16, 2019 -- NewBridge Global Ventures, Inc., (OTCQB: NBGV), a technology led hemp processing company, today announced that it has reached an agreement for the sale of the Company’s subsidiary entities associated with its marijuana operations. As a result of the sale of these entities, the Company will no longer have any operations in the marijuana industry. Sam Mac, who is purchasing the marijuana operations, will step down from his position as Chief Operating Officer of the Company, but will continue as a director. The sale will enable NewBridge to focus on its proprietary state-of-the-art processing and extraction technologies for the hemp industry and execute on its vision to become a world leading supplier of CBD products.

The sale to management includes the subsidiaries 5Leaf, LLC; Mad Creek Farm, LLC; Mad Creek, LLC; 725 East 11th Street; LLC, Roots of Caly, LLC;  The Bay Clonery, LLC, and Green Thumb Distributors, Inc. The sale also includes certain associated leasehold improvements, equipment, licenses and intellectual property and notes.

Chris Bourdon, Chief Executive Officer of Newbridge, commented, “The promise of the revolutionary, continuous processing system that NewBridge has developed through a series of technology license partnerships, has prompted this shift in the Company’s strategic plans. Key differentiators of this unique process includes continuous processing of fresh hemp biomass at industrial scale, using only water and low pressure energy waves and eliminating the costly and time intensive bottleneck of drying and curing biomass and the use of harsh chemicals, like ethanol, that are used by nearly every CBD oil producer today. We believe that this exclusive, proprietary technology, which is widely used to meet the processing requirements of several other industries, will transform the extraction and post-processing of CBD oil in the hemp industry and position NewBridge to become a leading supplier of CBD products.”

About NewBridge Global Ventures (OTCQB: NBGV)

NewBridge Global Ventures is delivering the health and wellness benefits of hemp, which contains less than 0.03% THC, using state-of-the-art processing technologies. With the patented Shockwave Power™ Reactor and advanced patented separation technologies, NewBridge can extract CBD oil from fresh biomass using only water and low-pressure energy waves. This breakthrough technology platform rids the CBD supply chain of toxic chemicals, doesn’t require time intensive drying and can be done efficiently at large scale in order to meet the world’s growing demand for CBD oil. For more information, go to: newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, CFO

bob@newbridgegv.com

801-362-2115

Investors:

Kirin Smith / Stephanie Prince

PCG Advisory Inc.

Ksmith@pcgadvisory.com / sprince@pcgadvisory.com

646-863-6519